Exhibit 99.1

Experienced Technology Executives Julie Larson-Green and S. Dawn Smith
appointed to Health Catalyst Board of Directors

SALT LAKE CITY, UT, November 12, 2019 — The board of directors (the “Board”) of Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, appointed Julie Larson-Green and S. Dawn Smith to its Board, effective January 1, 2020. They were appointed to fill newly created Class II and Class I vacancies created by the Board's decision to increase the number of directors from nine (9) to eleven (11). Ms. Larson-Green and Ms. Smith will respectively serve until the 2021 and 2020 annual meeting of stockholders.

“We are honored to add these experienced leaders to our board to enhance Health Catalyst’s ability to continue to achieve our mission to be the catalyst for massive, measurable, data-informed healthcare improvement,” said Dan Burton, CEO of Health Catalyst.

Ms. Larson-Green is the chief experience officer at Qualtrics, the leader in customer experience and creator of the experience management category, where she brings her passion for integrating product, customer and employee creativity, and building world-class teams. She spent 25 years at Microsoft serving in a variety of executive leadership and product development roles, including building Microsoft Office, Windows, Internet Explorer, Xbox, and Surface. She also cultivated a startup culture, fostering ideas to reflect the company’s broader vision of helping people achieve more and focus on what matters most.

“Julie brings more than two decades of success applying artificial intelligence, collaboration, and digital assistance capabilities at an incredible scale. With Qualtrics, she is helping organizations across the world establish the role of the chief experience officer and bring the power of experience management to change the way organizations run. Her world-class expertise in building and then scaling technology solutions will be deeply relevant as Health Catalyst works to continue to scale its technology offerings in the months and years ahead,” Burton said.

Ms. Smith serves as Cologix’s president and chief operating officer, where she helps drive strategy and execution for the firm’s extensive infrastructure of secure, hyperscale edge data center sites and solutions. Her experience with the management and shepherding of data across multiple industries gives her unique perspective. She previously served in legal advisory roles at Wilson Sonsini Goodrich and Rosati and Morrison Foerster LLP, where she practiced for nearly a decade in corporate and securities, including M&A, public company corporate governance, compliance, and venture capital transactions. She also served as senior vice president, chief legal officer, and chief compliance officer at VMware, where she led a team of more than 150 team members and was responsible for global legal, compliance, and government relations. She also previously served as executive vice president and chief legal officer at McAfee.

“Dawn’s regulatory, compliance, and financial experience in public company settings, coupled with her operational leadership expertise and capability, will directly contribute to our company’s growth and scale, and will strengthen the effectiveness of our board,” said Burton.

About Health Catalyst

Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations, committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform-powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data-informed.

Health Catalyst Media Contact:

Kristen Berry
Vice President, Public Relations
+1 (617) 234-4123
healthcatalyst@we-worldwide.com